UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 13, 2013

VENTAS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-10989	61-1055020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

353 N. Clark Street, Suite 3300, Chicago, Illinois	60654
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 483-6827

Not Applicable

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                        Other Events.

Consistent with its commitment to strong corporate governance and responsiveness to its stockholders, on May 13, 2013, the Board of Directors of Ventas, Inc. (the “Company”) approved revisions to the Company’s Guidelines on Governance to adopt a policy against tax gross-up arrangements that generally restricts the Company from entering into new arrangements that obligate the Company to pay directly or reimburse an executive officer for any portion of the executive officer’s individual tax liability for benefits provided by the Company.  The revised Guidelines on Governance are available on the Company’s website at www.ventasreit.com/investor-relations/corporate-governance.

The policy formalizes the Company’s recent practice of not entering into new tax gross-up arrangements with its executive officers.  The Company’s Chief Executive Officer is not entitled to any tax gross-up benefits with respect to payments made in connection with a change of control.

In recognition of the adoption of the tax gross-up policy and the Company’s continued responsiveness to its stockholders, Amalgamated Bank’s LongView Large Cap 500 Index Fund has withdrawn its proposal regarding tax gross-up payments (Proposal 7) from presentation at the Company’s 2013 Annual Meeting of Stockholders to be held on May 16, 2013. Accordingly, this proposal will not be considered and votes will not be tabulated with respect to this proposal at the Company’s Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VENTAS, INC.

Date: May 14, 2013	By:	/s/ Kristen M. Benson
Kristen M. Benson
Vice President, Associate General
Counsel and Corporate Secretary